EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
January 17, 2012	For more information contact:
First South Bancorp, Inc.	Bill Wall (Secretary) (252-940-5017)
Website: www.firstsouthnc.com

Tom Vann, CEO, First South Bancorp, Inc. Announces Retirement Plans

Washington, North Carolina – Tom Vann, President and CEO of First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), announced his intention to retire at the end of the third quarter of 2012.  Mr. Vann has served as the Bank’s managing officer since 1975.

Commenting on the timing of his retirement, Mr. Vann said, “The Bank has a strong management team, an excellent capital position and is performing well compared to its peers.  After 40 years of working with the Bank, I want to spend additional time with my wife, travel some and work in my gardens.”

Fred Holscher, Chairman of the Board, commented on Mr. Vann’s accomplishments saying, “The Board of Directors has tremendous respect for Tom Vann and is grateful for his many years of service to First South Bank.  He has been instrumental in the growth and success the Bank has achieved.  Under his leadership, the Bank successfully converted from a mutual savings bank to a state chartered commercial bank and concurrently formed our holding company.  The Bank has become a well-capitalized independent community oriented financial institution dedicated to providing quality customer service and meeting the financial needs of the communities it serves.  We have expanded our market area and now offer products and services to individual, retail and commercial customers in eastern, southeastern, northeastern and central North Carolina.  Tom has been a very effective and dedicated leader for First South Bank.”

Mr. Holscher continued by saying, “Tom will remain actively involved with the Bank as a consultant to the Board and an advisor to management for the next several years.”

When asked to share his thoughts on his years at First South Bank, Vann said, “I was given the opportunity to manage a financial institution when I was 26 years old.  The Directors placed their faith in me and I am grateful to them.  I have had the support of the Board, a great management team, and employees that are committed to the success of First South Bank.  Over these years, I have seen the financial industry undergo significant changes.  The underlying joy of those years has been working with families to own their home, provide businesses with working capital and being associated with great people.  I feel very fortunate and owe a great deal of thanks to many.”

Vann continued, “With over 110 years of commitment and service to North Carolina, the Bank will continue to be part of the communities it serves and together, both will grow and prosper.”

Mr. Holscher commented on the search for a successor to Mr. Vann by saying, “The Board of Directors is assessing the services of a management selection firm to assist with the evaluation and selection of Mr. Vann’s successor.  The Board intends to consider candidates from inside and outside the Company.  This approach will allow us the opportunity to thoroughly search the market for the appropriate individual to take the Company to the next level.  We are anticipating the new CEO will be in place in sufficient time to effect a smooth transition for the benefit of shareholders, customers and employees.”

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com.  The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company.  Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout central, eastern, northeastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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